Exhibit 99.1

Tilly’s, Inc. Announces Fiscal 2017 First Quarter Results
Introduces Fiscal 2017 Second Quarter Outlook
First Quarter Comp Store Sales, Operating Results and EPS Exceed Company Outlook

Irvine, CA – May 23, 2017 – Tilly’s, Inc. (NYSE: TLYS) today announced financial results for the first quarter (thirteen weeks) of fiscal 2017 ended April 29, 2017.

“We believe our initiatives are gaining traction. After a tough February, our combined March/April comparable store sales were up 5.3%, resulting in a positive comparable store sales result for the first quarter as a whole and our fourth consecutive quarter of year-over-year operating income improvement,” commented Ed Thomas, President and Chief Executive Officer.

First Quarter Results Overview
The following comparisons refer to operating results for the first quarter of fiscal 2017 versus the first quarter of fiscal 2016 ended April 30, 2016:

•	Total net sales were $120.9 million, an increase of 0.6% from $120.2 million last year.

•	Comparable store sales, which include e-commerce sales, increased 0.6%. Comparable store sales decreased 4.1% in the first quarter last year.

•
Gross margin, or gross profit as a percentage of net sales, increased to 27.2% from 27.1% last year. The 10 basis point increase in gross margin was attributable to a 80 basis point reduction in buying, distribution and occupancy costs, offset by a 70 basis point decline in product margins from increased markdowns.

•
Selling, general and administrative expenses ("SG&A") were $33.2 million, a decrease of $3.3 million from $36.6 million last year. As a percentage of net sales, SG&A improved 290 basis points to 27.5% from 30.4% last year. Last year's SG&A included $2.4 million for the combination of a legal provision and non-cash store asset impairment charges that were not repeated this year, which accounted for 200 of the 290 basis point improvement in SG&A this year. The remaining $0.9 million, or 90 basis points, of improvement in SG&A was primarily attributable to reduced marketing expenses.

•
Operating loss was $0.3 million, or 0.3% of net sales, compared to an operating loss of $4.0 million, or 3.3% of net sales, last year. The 300 basis point improvement in our operating margin was primarily attributable to the reductions in SG&A noted above.

•
Income tax expense was $0.1 million compared to an income tax benefit of $1.1 million last year. Despite our operating loss for the quarter, we incurred income tax expense due to certain discrete charges related to employee stock grant activity and required estimated tax payments in certain states.

•	Net loss was $0.2 million, or $0.01 per share, compared to a net loss of $2.7 million, or $0.10 per share, last year.

Balance Sheet and Liquidity
As of April 29, 2017, the Company had $105.6 million of cash and marketable securities and no debt outstanding under its revolving credit facility. In February 2017, the Company paid a first-ever special cash dividend to its stockholders of approximately $20.1 million in the aggregate. This compares to $88.4 million of cash and marketable securities and no debt outstanding as of April 30, 2016.

Fiscal 2017 Second Quarter Outlook
Based on current trends, the Company expects its second quarter comparable store sales to be in the range of flat to up low single-digits, operating income to be in the range of $1.2 million to $3.5 million, and income per diluted share to be in the range of $0.03 to $0.07. This compares to income per diluted share of $0.05 for the second quarter of fiscal 2016. This assumes an anticipated effective tax rate of approximately 40% and weighted average shares of approximately 29 million.

Conference Call Information
A conference call to discuss the financial results is scheduled for today, May 23, 2017, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.

A telephone replay of the call will be available until June 6, 2017, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13661327. Please note participants must enter the conference identification number in order to access the replay.

About Tillys
Tillys is a leading destination youth culture specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive assortment of the most relevant and sought-after brands rooted in the action sports, team sports, music, art and fashion inherent in the active and outdoor West Coast lifestyle. Tillys is headquartered in Irvine, California and currently operates 222 total stores across 31 states and its website, www.tillys.com.

Forward Looking Statements
Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our future financial and operating results, including but not limited to future comparable store sales, future operating income, future net income, future earnings per share, future gross, operating or product margins, anticipated tax rate, future inventory levels, and market share and our business and strategy, including but not limited to expected store openings and closings, expansion of brands and exclusive relationships, development and growth of our e-commerce platform and business, promotional strategy, and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the effect of weather, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value and per share data)
(unaudited)

	April 29, 2017	January 28, 2017
ASSETS
Current assets:
Cash and cash equivalents	$52,813	$78,994
Marketable securities	52,833	54,923
Receivables	4,737	3,989
Merchandise inventories	55,437	47,768
Prepaid expenses and other current assets	8,513	9,541
Total current assets	174,333	195,215
Property and equipment, net	87,823	89,219
Other assets	6,207	6,072
Total assets	$268,363	$290,506
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,842	$17,584
Accrued expenses	21,404	23,872
Deferred revenue	9,114	10,203
Accrued compensation and benefits	4,728	7,259
Current portion of deferred rent	5,834	5,643
Current portion of capital lease obligation	612	835
Total current liabilities	64,534	65,396
Long-term portion of deferred rent	34,356	35,890
Total liabilities	98,890	101,286
Stockholders’ equity:
Common stock (Class A), $0.001 par value; April 29, 2017 - 100,000 shares authorized, 13,678 shares issued and outstanding; January 28, 2017 - 100,000 shares authorized, 13,434 shares issued and outstanding	14	14
Common stock (Class B), $0.001 par value; April 29, 2017 - 35,000 shares authorized, 15,109 shares issued and outstanding; January 28, 2017 - 35,000 shares authorized, 15,329 shares issued and outstanding	15	15
Preferred stock, $0.001 par value; April 29, 2017 and January 28, 2017 - 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	138,797	138,102
Retained earnings	30,604	51,023
Accumulated other comprehensive income	43	66
Total stockholders’ equity	169,473	189,220
Total liabilities and stockholders’ equity	$268,363	$290,506

Tilly’s, Inc.
Consolidated Statements of Loss
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	April 29, 2017	April 30, 2016
Net sales	$120,947	$120,218
Cost of goods sold (includes buying, distribution, and occupancy costs)	88,042	87,631
Gross profit	32,905	32,587
Selling, general and administrative expenses	33,234	36,554
Operating loss	(329)	(3,967)
Other income, net	238	76
Loss before income taxes	(91)	(3,891)
Income tax expense/(benefit)	70	(1,146)
Net loss	$(161)	$(2,745)
Basic loss per share of Class A and Class B common stock	$(0.01)	$(0.10)
Diluted loss per share of Class A and Class B common stock	$(0.01)	$(0.10)
Weighted average basic shares outstanding	28,705	28,425
Weighted average diluted shares outstanding	28,705	28,425

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended
	April 29, 2017	April 30, 2016
Cash flows from operating activities
Net loss	$(161)	$(2,745)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,829	5,805
Stock-based compensation expense	577	850
Impairment of assets	—	682
Loss on disposal of assets	4	3
Gain on sales and maturities of marketable securities	(152)	(51)
Deferred income taxes	(141)	29
Changes in operating assets and liabilities:		—
Receivables	(748)	(503)
Merchandise inventories	(7,669)	(8,362)
Prepaid expenses and other assets	1,049	(3,134)
Accounts payable	5,143	5,109
Accrued expenses	(3,807)	(1,970)
Accrued compensation and benefits	(2,531)	(1,536)
Deferred rent	(1,343)	(851)
Deferred revenue	(1,089)	(1,308)
Net cash used in operating activities	(5,039)	(7,982)
Cash flows from investing activities
Purchase of property and equipment	(2,983)	(4,325)
Proceeds from sale of property and equipment	—	5
Purchases of marketable securities	(29,818)	(19,943)
Proceeds from marketable securities	32,022	25,000
Net cash (used in) provided by investing activities	(779)	737
Cash flows from financing activities
Dividends paid	(20,080)	—
Proceeds from exercise of stock options	29	—
Payment of capital lease obligation	(223)	(209)
Taxes paid in lieu of shares issued for stock-based compensation	(89)	(92)
Net cash used in financing activities	(20,363)	(301)
Change in cash and cash equivalents	(26,181)	(7,546)
Cash and cash equivalents, beginning of period	78,994	51,020
Cash and cash equivalents, end of period	$52,813	$43,474

Tilly's, Inc.
Store Count and Square Footage

	Stores Open at Beg of Quarter	Stores Opened During Quarter	Stores Closed During Quarter	Stores Open at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2016 Q1	224	—	—	224	1,704
2016 Q2	224	2	1	225	1,713
2016 Q3	225	1	1	225	1,716
2016 Q4	225	—	2	223	1,703
2017 Q1	223	—	1	222	1,697

Investor Relations Contact:
Michael Henry, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com